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                                                                      Exhibit 15


November 7, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:

We are aware that our report dated October 31, 2003 on our review of interim financial information of Honeywell International Inc. (the "Company") as of and for the period ended September 30, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's Registration Statements on Forms S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764,
333-49280, 333-57866, 333-57868, 333-91582, 333-91736, 333-105065 and
333-108461), on Forms S-3 (Nos. 33-14071, 33-55425, 333-22355, 333-49455,
333-68847, 333-74075, 333-34760, 333-86874 and 333-101455) and on Form S-4
(No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP